Exhibit 4.2
In accordance with Instruction 2 to Item 601 of Regulation S-K, below is a schedule setting forth details in which the omitted executed warrants differ from the form of warrant that follows:

Warrantholder
Hercules Capital, Inc.
Hercules Private Credit Fund 1 L.P.
Hercules Private Global Venture Growth Fund I L.P.
FIRST AMENDMENT TO WARRANT
THIS FIRST AMENDMENT TO WARRANT (this “Amendment”), dated as of August 13, 2024, is entered into by and among bluebird bio, Inc., a Delaware corporation (“Company”) and [_______________] (the “Warrantholder”). Terms used herein and not defined herein shall have the meanings set forth in the Warrant (as defined below).
RECITALS
A.    Company and Warrantholder have entered into that certain Warrant Agreement to Purchase Shares of Common Stock of the Company dated as of March 15, 2024 (as amended from time to time, the “Warrant”) pursuant to which Warrantholder has the right to subscribe for and purchase, from the Company, up to the aggregate number of fully paid and non-assessable shares of Common Stock, subject to adjustment as set forth therein and otherwise on the terms set forth therein.
B.    The execution and delivery of this Amendment is required pursuant to the terms and conditions of that certain Third Amendment to Loan and Security Agreement (the “Third Amendment”), dated as of the date hereof, which amends the Loan Agreement.
SECTION 1    Amendments to the Warrant. Upon the Third Amendment Effective Date (as defined in the Third Amendment), the Warrant is hereby amended as follows:
(a)    New Definition. The following definitions are added to Section 1(a) of the Warrant in its proper alphabetical order:
“Equity Round” means any public or non-public offering of equity securities by the Company in a transaction or series of related transactions principally for equity financing purposes in which cash is received by the Company and/or debt of the Company is cancelled or converted in exchange for equity securities of the Company.
“Next Round” means the first Equity Round after August 13, 2024 in which the Company issues and sells shares of its Common Stock or preferred stock and any options, warrants, rights or other securities that are exercisable, convertible or exchangeable into, or otherwise provide the right to purchase or acquire shares of Common Stock or preferred stock.
“Original Exercise Price” means $1.45, subject to adjustment from time to time in accordance with the provisions of this Warrant applicable to the Exercise Price.
(b)    Amended and Restated Definition. The following definition appearing in Section 1(a) of each Warrant is hereby amended in its entirety and replaced with the following:

“Exercise Price” means the lower of (a) $1.03, and (b) if the Company closes its Next Round on or before February 13, 2025, the lowest price per share paid by investors in the Next Round, subject to adjustment from time to time in accordance with the provisions of this Warrant.
(c)    Amended and Restated Section. Section 1(b) of the Warrant is hereby amended in its entirety and replaced with the following:
(b) Number of Shares. This Warrant shall be exercisable for a number of shares of Common Stock equal to the quotient of (i) the Warrant Coverage, divided by (ii) the Original Exercise Price, subject to adjustment from time to time in accordance with the provisions of this Warrant.
SECTION 2    Miscellaneous.
(a)    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, EXCLUDING CONFLICT OF LAWS PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION
(b)    Incorporation by Cross Reference. Section 5(a), 5(c), 5(d), 5(e), 5(g), 5(h), 5(i) and 5(j) of the Third Amendment are incorporated in their entirety, mutatis mutandis, into the terms of this Amendment.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment, as of the date first above written.

COMPANY:        BLUEBIRD BIO, INC.

                By:
                Name:
                Title:

WARRANTHOLDER:     [___________________________________]

                By:
                Name:
                Title:

[Signature Page to First Amendment to Warrant]